P. O. BOX 717 PITTSBURGH, PA 15230-0717 (412) 787-6700

-- NEWS RELEASE --

CALGON CARBON TO EXPAND CARBON PRODUCTION CAPACITY

PITTSBURGH, PA -- January 15, 2008 – Calgon Carbon Corporation (CCC: NYSE) announced today that it will re-start an idle production line at its Big Sandy plant to produce up to 70 million pounds of FLUEPAC® powdered activated carbon to meet anticipated demand from the electric utility industry. The cost of the project, which is scheduled for completion in early 2009, is estimated to be $20 million.

The additional capacity is planned to be used to remove mercury from coal-fired power plant flue gas, which is mandated in some states by 2009. Until it is fully utilized for mercury removal, the line will partially be used to satisfy demand for granular activated carbon (GAC) in Calgon Carbon’s traditional markets.

Commenting on the announcement, John Stanik, Calgon Carbon’s chairman and chief executive officer, said, “The decision to move forward with the re-start of B-line stems from expected requirements for the mercury removal market and growing demand for our GAC products in the U.S. and Europe. Based on our discussions with approximately 15 power companies, we believe that demand for powdered activated carbon for mercury removal will exceed 300 million pounds in 2010. The re-start of B-line represents major progress in a multi-step program that would enable Calgon Carbon to provide potentially hundreds of millions of pounds of FLUEPAC to power companies, establishing Calgon Carbon as a leader in the developing mercury removal market.”

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making water and air safer and cleaner.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This document contains certain statements that are forward-looking relative to the company's future strategy and performance. They involve known and unknown risks and uncertainties that may cause the company's actual results in future periods to be materially different from any future performance.

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For more information, contact Gail Gerono at 412 787-6795.